                           TOMORROW'S MORNING, INC.
                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)

                                                                            Three months ended       Nine months ended
                                                                              March 31, 1998           March 31, 1998
                                                                            ------------------       -----------------
Net loss                                                                      $(1,073,715)                $(5,975,111)

Basis for computation of primary earnings per common and
 common equivalent share:
Weighted average number of shares outstanding during period                     2,818,692                   2,796,906

Weighted average (incremental) common share equivalent after considering the effects of options and warrants outstanding during the period ended March 31, 1998 and after assumed
 repurchase of treasury shares as required by Securities and
 Exchange Commission Staff Accounting Bulletin No. 83                               - 0 -                     - 0 -
                                                                                ---------                   ---------

Total weighted average number of shares                                         2,818,692                   2,796,906
                                                                                =========                   =========
Loss per share                                                                  $  ( 0.38)                  $   (2.14)
                                                                                =========                   =========

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